Filed pursuant to Rule 433

Registration Statement No. 333-132671

March 24, 2006

Free Writing Prospectus

Dated March 24, 2006

3,000,000 Shares

Common Stock

This free writing prospectus relates only to the securities described below and should be read together with the prospectus, dated March 24, 2006, relating to these securities.

Certain stockholders of HealthExtras, Inc. are offering 3,000,000 shares of our common stock under an effective shelf registration statement on file with the Securities and Exchange Commission at a public offering price of $35.25 per share.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Lehman Brothers expects to deliver the shares on or about March 29, 2006.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-603-5847.

LEHMAN BROTHERS